Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports Third Quarter 2008 Results

(October 16, 2008)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the third quarter of 2008 was $628,000, a 61.8% decrease from the $1,644,000 earned during the third quarter of 2007.  Net income for the nine months ended September 30, 2008 was $3,451,000, a 5.1% decrease from the $3,637,000 earned during the same period in 2007.  Earnings per share for the third quarter of 2008 were $0.22 compared to $0.58 for the same period in 2007.  Year-to-date earnings per share were $1.20 in 2008 compared to $1.27 in 2007.

The largest impact to the Corporation’s third quarter earnings resulted from $760,000 of impairment recorded on Fannie Mae preferred stock. The declining financial condition of Fannie Mae and the unprecedented September 7, 2008 action taken by the United States Treasury Department and the Federal Housing Finance Agency (FHFA) directly resulted in the preferred stock losing significant value and consequently, required the Bank to record impairment as of September 30, 2008.  In addition to the impairment taken on Fannie Mae preferred stock, the Corporation actively sold Fannie Mae preferred stock during the third quarter, both prior to and after the September 7, 2008 announcement, incurring losses of $453,000.

Despite the current state of the economy, specifically the weaker housing market and ongoing credit concerns, the Corporation has not experienced significant increases in loan delinquencies or foreclosures. For the first nine months of 2008, the provision for loan losses was $519,000, compared to $1,326,000 for the first nine months of 2007, an $807,000 reduction in provision expense.  During 2007, several large commercial loans that management determined to be uncollectible were charged off, requiring a significant provision. The Corporation has experienced substantially less charge-off activity in 2008.  Management continues to take a prudent stance in determining the allowance for loan losses and has continued to increase the allowance as a percentage of total loans from 0.93% as of September 30, 2007 to 1.02% as of September 30, 2008.

The Corporation’s core earnings, net interest income (“NII”), grew $837,000 or 5.9% for the nine-month period ended September 30, 2008, compared to the same period in 2007.  Significant growth in interest- earning assets more than compensated for a decline in net interest margin, which was largely caused by the rate decreases in 2008. The Corporation’s NII is heavily dependent on changes in current market rates, which are driven in part by the Federal Funds rate.  Decreases in short term interest rates initially reduced the yield on the Corporation’s loans and securities at a slightly faster pace than the cost of funds; however, during the third quarter 2008 cost savings were achieved on deposits renewing at lower rates.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $484,000 for the nine months ending September 30, 2008, compared to the same period of 2007. The largest income growth category was commission income, which grew $165,000 or 20.1%.  The

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ENB FINANCIAL CORP

increased volume of electronic transactions was primarily responsible for the increase in commission income. The income on bank owned life insurance (BOLI) contributed $154,000 to the increase due to the timing of new BOLI investments in 2007. Other areas contributing to the increase were traditional trust income, deposit service charges and loan fees.  All of these categories increased as part of normal growth of Ephrata National’s customer base and the types of transactions they initiate.

Including the impairment on Fannie Mae preferred stock, the Corporation had a net loss of $873,000 on security transactions for the third quarter of 2008 compared to a net gain of $170,000 in the same period of 2007.  For the nine months ending September 30, 2008, the Corporation had a net loss of $761,000 on security transactions compared to a net gain of $168,000 for the same period of 2007.

Total operating expenses increased $1,487,000 or 11.9% for the nine-month period ended September 30, 2008, over the same period in 2007.  Salary and benefit costs increased by $731,000 or 10.2% over the nine months ended September 30, 2007. These increases were due to organizational growth in personnel, above normal merit increases, and higher insurance costs. Outside services increased $405,000 or 55.7%, due to a business process improvement initiative provided through a division of the Bank’s core processor, to gain long-term operational efficiency and productivity.  Bank shares tax expense increased $209,000 or 62.7% in the first nine months of 2008, compared to the same period in 2007, due to a policy change by the PA Department of Revenue that became effective January 1, 2008.  The Corporation’s continued investment in facilities and technology increased premises and equipment expenses by $74,000 and software expenses by $78,000.

ENB Financial Corp’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2008 were 0.37% and 3.69% respectively, compared with 1.05% and 9.90% for the third quarter of 2007.  For the first nine months of 2008, the annualized ROA was 0.69% compared to .79% for 2007, while ROE was 6.70% compared to 7.38% for the same period of 2007.

As of September 30, 2008, the Corporation had total assets of $678.7 million, up 7.5%; total deposits of $510.6 million, up 7.9%; and total loans of $397.4 million, up 3.1%, from the balances as of September 30, 2007.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary of Ephrata National Bank.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp.  Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events. (End)

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